Exhibit 22.1
LIST OF SUBSIDIARY GUARANTORS
Clear Channel Worldwide Holdings, Inc., a wholly-owned subsidiary of Clear Channel Outdoor Holdings, Inc., is the issuer of 9.25% Senior Notes due 2024 (the “Senior Notes”).
Clear Channel Outdoor Holdings, Inc. is a guarantor of the Senior Notes.
The following wholly-owned subsidiaries of Clear Channel Outdoor Holdings, Inc. are guarantors of the Senior Notes:
•1567 Media LLC
•CCOI Holdco III, LLC
•CCOI Holdco Parent I, LLC
•CCOI Holdco Parent II, LLC
•Clear Channel Adshel, Inc.
•Clear Channel Electrical Services, LLC
•Clear Channel IP, LLC
•Clear Channel Metra, LLC
•Clear Channel Outdoor Holdings Company Canada
•Clear Channel Outdoor, LLC
•Clear Channel Spectacolor, LLC
•Exceptional Outdoor, Inc.
•Get Outdoors Florida, LLC
•IN-TER-SPACE Services, Inc.
•Outdoor Management Services, Inc.
•Universal Outdoor, Inc.
The only registered debt securities are the Senior Notes, which are unsecured and therefore do not have any associated pledges.